Exhibit 99.99

Deer Consumer Products, Inc. Reports No Changes in its Business Operations, Reports Possible Illegal Short Selling Activities in DEER’s Common Stock

NEW YORK, March 21, 2011 /PRNewswire/ -- Deer Consumer Products, Inc. (Nasdaq:DEER - News) (website: http://www.deerinc.com/), one of the world's largest vertically integrated branded and ODM/OEM manufacturers of small home and kitchen appliances marketing to both global and China domestic consumers, announced today that the Company is not aware of any facts regarding its business operations that may have negatively contributed to Deer’s share price decline today.

DEER has noticed dramatically increased naked short activity in DEER’s common stock as well as activities of several website bloggers, namely from a person writing under the name of “Alfred Little,” a blogger on SeekingAlpha and others.  The Company believes that it is possible that such persons and others may be colluding in efforts to bring down DEER share price through intimidation of research analysts, institutional investors and their broad spreading of fabricated market information and rumors with the goals of market and share manipulation of Deer’s common stock and stock options.

Deer also confirms that its filings with the Securities and Exchange Commission, including its latest 8-K regarding its land ownership and its recent 10-K filing, are accurate and comply with the law.

Questions Regarding the True Identity and Intentions of “Alfred Little”

The Company has serious questions regarding the true identity of the person or persons writing under the name “Alfred Little.”  “Alfred Little”’s purported biography on SeekingAlpha stated that he had years of experience in China as well as years of accounting experience at Deloitte. The Company has not been able to verify “Little”’s claims thus far and believes that the conduct of “Little,” and surrounding circumstances, may fit a pattern common to the general nature of short selling/false rumor schemes highlighted by the SEC as a subject for immediate investigation.  If so, “Little”’s claim, and possibly the very identity of the persons behind “Alfred Little,” would be open to serious question. The Company intends to investigate whether the recent events may be part of broad manipulative efforts by others, including several hedge funds based in California and elsewhere with the assistance of bloggers.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (Nasdaq:DEER - News) (website: www.deerinc.com/) is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. Deer has a 17-year operating business as well as a strong balance sheet. Operated by Deer's founders and supported by more than 103 patents, trademarks, copyrights and approximately 2,000 employees, Deer is a leading designer, ODM/OEM manufacturer and global marketer of quality small home and kitchen electric appliances. Deer's product lines include blenders, juicers, soy milk makers and a large variety of other home appliances designed to make modern lifestyles easier and healthier. With more than 100 global clients and branded products, and a rapidly expanding China domestic market footprint, Deer has enjoyed rapid growth in revenues and earnings in recent years.

Contact Information:
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Corporate Contact: Ms. Helen Wang, President Deer Consumer Products, Inc. Tel: 011-86-755-86028300 Email: investors@deerinc.com